EXHIBIT 5.1

                          SONNENSCHEIN NATH & ROSENTHAL
                                8000 SEARS TOWER
                             CHICAGO, ILLINOIS 60026



                                 August 31, 1998



LaserSight Incorporated
3300 University Boulevard, Suite 140
Orlando, Florida 32792

Gentlemen:

         We have acted as counsel to LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 (the "Act") pursuant to the Company's
Registration Statement on Form S-3 (File No. 333-59369) filed with the Securities and Exchange Commission (the "Commission") on July 17, 1998, as amended by Amendment No. 1 thereto filed or to be filed with the Commission on or about the date of this letter (as so amended, the "Registration Statement") of an aggregate of up to 4,119,109 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"), issued or issuable from time to time by the Company as follows:

         (i) an aggregate of up to 2,000,000 shares issuable upon the conversion (such shares, the "Series C Conversion Shares") from time to time of the Company's Series C Convertible Participating Preferred Stock, par value $.001 per share (the "Series C Preferred Stock");

         (ii) an aggregate of up to 2,000,000 shares issuable upon the conversion (such shares, the "Series D Conversion Shares") from time to time of the Company's Series D Convertible Participating Preferred Stock, par value $.001 per share (the "Series D Preferred Stock" and together with the Series C Preferred Stock, the "Preferred Stock");

         (iii) up to 12,616 shares (the "Series B Anti-Dilution Warrant Shares") issuable upon the exercise of outstanding warrants to purchase Common Stock (such warrants, the "Series B Anti-Dilution Warrants") issued by the Company to the former holders of the Company's Series B Convertible Participating Preferred Stock, par value $.001 per share (the "Series B Preferred Stock") as a result of certain anti-dilution adjustments and other agreements among such holders and the Company;

         (iv) up to 673 shares (the "Shoreline Anti-Dilution Warrant Shares") issuable upon the exercise of outstanding warrants to purchase Common Stock (such warrants, the "Shoreline Anti-Dilution Warrants" and together with the Series B Anti-Dilution Warrants, the "Warrants") issued by the Company to four individuals associated with a placement agent used in connection with the private placement of Series B Preferred Stock by the Company in August 1997 as a result of certain

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                  anti-dilution adjustments; and

         (v) 105,820 shares issued to Schwartz Electro-Optics, Inc. (the "Schwartz Shares") in connection with that certain Agreement for Sale and Purchase of Assets dated April 15, 1998;

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Certificate of Incorporation of the Company as currently in effect, the By-laws of the Company as currently in effect, various resolutions of the Board of Directors of the Company, and such agreements, instruments, certificates of public officials, certificates of officers or representatives of the Company, the Selling Stockholders and others, and such other documents, certificates and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate and otherwise, to enter into and perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate and otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company, the Selling Stockholders (as defined in the Registration Statement) and others.

         Based upon and subject to the foregoing, we are of the opinion that, when sold by the Selling Stockholders pursuant to the Registration Statement, and provided no stop order shall have been issued by the Commission relating thereto:

         (i) the Series C Conversion Shares, when issued, sold and delivered in the manner contemplated by the terms of the Series C Preferred Stock and as stated in the Registration Statement and any Prospectus Supplement relating thereto, will be validly issued, fully paid and non-assessable;

         (ii) the Series D Conversion Shares, when issued, sold and delivered in the manner contemplated by the terms of the Series D Preferred Stock and as stated in the Registration Statement and any Prospectus Supplement relating thereto, will be validly issued, fully paid and non-assessable;

         (iii) the Series B Anti-Dilution Warrant Shares, when issued, sold and delivered in the manner and for the consideration contemplated by the terms of the Series B Anti-Dilution Warrants and as stated in the Registration Statement and any Prospectus Supplement relating thereto, will be validly issued, fully paid and non-assessable;

         (iv) the Shoreline Anti-Dilution Warrant Shares, when issued, sold and delivered in the manner and for the consideration contemplated by the terms of the Shoreline Anti-Dilution Warrants and as stated in the Registration Statement and any Prospectus Supplement relating thereto, will be validly issued, fully paid and non-assessable; and

         (v) the Schwartz Shares, when sold and delivered in the manner contemplated by the Registration Statement and any Prospectus Supplement relating thereto, will be validly issued, fully paid and non-assessable.

         The opinions set forth above are subject to the qualifications that (a) enforcement of the Company's obligations under the Preferred Stock and Warrants may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding at law or in equity), and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus contained in the Registration Statement. We do not, in giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

                                                       Very truly yours,

                                              SONNENSCHEIN NATH & ROSENTHAL


                                                  By:   /s/ Mark L. Dosier
                                                  ------------------------
                                                           Mark L. Dosier